                                                                   Exhibit 10.10


                                          CHANGE AUTHORISATION FORM: NUMBER 1030


DATED                                                               5 APRIL 2002

(1)      NTL GROUP LIMITED

(2)      IBM UNITED KINGDOM LIMITED

(3)      IBM UNITED KINGDOM FINANCIAL SERVICES LIMITED


                      CHANGE AUTHORISATION FORM RELATING TO
                           AMENDMENT OF THE FRAMEWORK
                        AGREEMENT FOR THE PROVISION OF IT
                     OUTSOURCING SERVICES DATED 23 MAY 2001

         THIS AGREEMENT is made the 5th day of April 2002

         BETWEEN:

         (1) NTL GROUP LIMITED (registered number 2591237) whose registered office is at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP ("NTL"); and

         (2) IBM UNITED KINGDOM LIMITED (registered number 741598) whose registered office is at PO Box 41, North Harbour, Portsmouth PO6 3AU ("IBM"); and

         (3) IBM UNITED KINGDOM FINANCIAL SERVICES LIMITED (registered number 1197743 whose registered office is at PO Box 41, North Harbour, Portsmouth PO6 3AU ("FSL").

         WHEREAS:

         (A) IBM currently provides services to NTL under the terms and conditions of the Framework Agreement for the Provision of IT Outsourcing Services between NTL and IBM dated 23 May 2001 as varied by various Change Authorisation Forms and as amended from time to time ("the Framework Agreement").

         (B) The parties wish to vary the Framework Agreement by this Change Authorisation Form ("CAF 1030") in accordance with the provisions set out in this CAF 1030.

         IN CONSIDERATION OF THE MUTUAL COVENANTS SET OUT HEREIN AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES HEREBY AGREE AS FOLLOWS:

         DEFINITIONS AND INTERPRETATION

1        DEFINITIONS

1.1      In this CAF:

         "AS400 Agreement" means the Agreement relating to the AS400 Equipment among FSL, IBM and NTL dated 31 July 2001;

         "AS400 Equipment" shall have the meaning given in Clause 8.1;

         "Effective Date" means, in relation to this CAF 1030, the date at which it comes fully into force, in accordance with Clauses 2 and 3;

         "Initial Benchmark" shall have the meaning set out in Clause 7.1;

         "Restructuring Costs" shall have the meaning given in Clause 5.1 and shall include, for the avoidance of doubt, Third Party Costs;

         "Restructuring Costs Statements" shall have the meaning given in Clause 5.3; and

         "Third Party Costs" shall have the meaning given in Clause 5.3.2.

1.2 Terms not defined or amended in this CAF 1030 have the meanings given in the Framework Agreement.

1.3 In this CAF 1030, unless the context requires otherwise, any reference to:-

         1.3.1 a party or the parties is to a party or the parties (as the case may be) to this CAF 1030. For the avoidance of doubt, this will not include references to a `third party' or `third parties';

         1.3.2 unless otherwise expressly stated, any reference to a Clause, a Schedule or an Annex is a Clause of, a Schedule or an Annex to this CAF 1030 (as the case may be);

         1.3.3 "this CAF 1030" includes the Schedules and Annexes which form part of this CAF 1030 for all purposes.

2        COMMENCEMENT

2.1 Subject to the provisions of Clause 3 below, this CAF 1030 shall enter into force and effect on 5th April 2002.

2.2 Schedule 13 to the Framework Agreement as amended by this CAF 1030, and as set out in Schedule 1, shall also apply to the Ireland Services Agreement. Save for the foregoing, this CAF 1030 shall not apply to the Ireland Services Agreement and no changes or alterations shall be made to the Ireland Services Agreement pursuant to this CAF 1030.

3        PAYMENT

3.1 NTL, on behalf of itself and the NTL Group, and IBM, on behalf of itself and the IBM Group, hereby acknowledge and agree that the sums and payments due set out in Annex A represents good and valuable consideration for the purposes of this CAF 1030.

3.2 As a condition precedent to the amendment of the Framework Agreement set out in this CAF 1030, NTL unconditionally and irrevocably undertakes to pay to IBM in full on the Effective Date of this CAF 1030 the amounts specified in Annex A, Part 1A.

3.3      NTL further unconditionally and irrevocably undertakes to pay to IBM:

         (i) in full on 31st May 2002 the amount specified in Annex A, Part 1B, subject to resolution of the outstanding items as identified therein; and

         (ii) the amounts specified in Annex A, Part 2 on the dates set out therein.

3.4 IBM unconditionally and irrevocably undertakes to pay to NTL in full the amounts specified in Annex A, Part 3 on the dates set out therein.

3.5      For the avoidance of doubt, the payments:

         (i) specified in Annex A, Part 1A include credits given by IBM to ntl against the Charges for the period from 21st January 2002 to the MVS Start Date which reflect the difference between the Charges payable under the Framework Agreement prior to amendment by this CAF 1030, and the Framework Agreement as amended pursuant to this CAF 1030;

         (ii) specified in Annex A, Part 2 represent payment by NTL in advance of the monthly portions of the Annual Services Charge under the Framework Agreement which relate to services to be provided by IBM in April 2002 and May 2002.

3.6      IT SYSTEM CHARGE

         NTL and IBM hereby further agree that, notwithstanding any other provision of the Framework Agreement, if NTL Communications Services Limited defaults on its payment obligations with respect to the one time charge for the information system for NTL Communications Services Limited's consolidated billing system and other sums calculated as set forth in Paragraphs C and D of Annex A to the Restated Agreement to Terminate the Amended Master Agreement for the Provision of IT Services dated 29 June 2001 between IBM and NTL Communications Services Limited, the same shall constitute a material breach of the Framework Agreement by NTL and the provisions of Clause 26.2.1 of the Framework Agreement shall apply. The provisions of the Framework Agreement (including, without limitation, Clauses 26 and 31.2) shall be deemed to have been amended accordingly.

4        AMENDMENT OF THE FRAMEWORK AGREEMENT

4.1 The parties agree that, as from the Effective Date of this CAF 1030, the Framework Agreement shall be amended by replacing the terms in effect immediately prior to the

         Effective Date in their entirety with the terms set out in the document attached as Schedule 1 to this CAF 1030. The Framework Agreement shall otherwise remain in full force and effect.

4.2 For reference only, Schedule 2 contains a document which shows how the Framework Agreement as amended by Clause 4.1 of this CAF 1030 differs from the Framework Agreement as in force immediately prior to the Effective Date. Where additions have been made, they appear in bold, underlined text, where deletions have been made, these appear as strikethrough text. In the event of any discrepancy between the terms set out in Schedule 1 and Schedule 2, the terms set out in Schedule 1 shall prevail.

5        RESTRUCTURING COSTS

         The parties agree that NTL's requirement to reduce the level of services provided by IBM has resulted and will result in IBM having to incur restructuring and breakage costs both before and after the MVS Start Date ("Restructuring Costs"). It is also acknowledged that the liability for, and the calculation of, the Restructuring Costs is not provided for in the Framework Agreement dated 23 May 2001 but that the same is provided for in this CAF 1030 as set out in this Clause 5.

5.1 Restructuring Costs will be costs associated with: (a) the termination of assignment of IBM New Zealand employees assigned to the Unity programme, (b) redundancy costs for all IBM employees made redundant as a result of the changes contemplated by MVS, and (c) other costs related to IBM's contracts with third parties. For the avoidance of doubt, redundancy costs shall be the costs incurred by IBM during the statutory consultation period with staff and costs (e.g., salary and benefit costs with respect to employees made redundant) in relation to the applicable notice periods (18 weeks average) and separation and redundancy payments, which shall include for the avoidance of doubt both statutory redundancy payments and payments calculated by reference to IBM's standard redundancy policy in force at the relevant time. Third party costs shall be payments relating to contractual notice periods and termination payments which IBM is obliged to pay to such third parties. IBM has and will continue to use reasonable endeavours to redeploy staff and to mitigate the Restructuring Costs.

5.2 The parties agree the following in relation to Restructuring Costs incurred by IBM as a result of implementing the MVS on behalf of NTL. IBM will charge NTL for the Restructuring Costs incurred by IBM in accordance with the following tables and NTL shall make payment of the same as set out in this Clause 5 provided that no Restructuring Costs shall be charged to NTL after 30th November 2002:

Table 1


RESTRUCTURING COST (POUND STERLING)        NTL SHARE (%)         IBM SHARE (%)
             first 10,000,000                   100                     0
     10,000,001 to 12,000,000                    75                    25
                  >12,000,000                     0                   100

5.3 IBM will provide statements ("Restructuring Cost Statements") to NTL containing the information in respect of Restructuring Costs as specified in Clause 5.3.1 and 5.3.3. IBM may vary the frequency of such Restructuring Cost Statements but IBM intends that initially the frequency will be weekly. No Restructuring Costs Statements may be submitted after 30th November 2002.

         5.3.1    IBM EMPLOYEE COSTS

                  The Restructuring Cost Statements will contain the following information relating to the relevant IBM employees:


                  -        A unique identity number for the employee

                  -        Employee's job title

                  -        Employee's notice period

                  -        Employee's Salary at time of separation

                  -        Employee's service start date

                  - Other benefits afforded to the Employee and monetary value

                  -        Redundancy / Separation Payment details


         IBM and NTL have agreed to IBM operating a `competency' based separation programme for the NTL account and IBM may, acting in its absolute discretion, elect to displace non-NTL account employees with NTL account employees and to make the non-NTL account employee redundant. IBM may also, acting in its absolute discretion, elect to make the NTL account employee redundant. In any event, IBM will charge NTL for the Restructuring Costs associated with the employee who would be entitled to the lower overall redundancy package. In the event that IBM elects to make the non-NTL account employee redundant, IBM will provide to NTL, within the Restructuring Cost Statement, information for both employees.

         5.3.2    THIRD PARTY COSTS

         As a result of the parties' agreement to amend the Framework Agreement as reflected in this CAF 1030, IBM has incurred and will incur certain costs in relation to its third party suppliers and subcontractors ("Third Party Costs"). Such costs form part of the Restructuring Costs and will be paid, in accordance with Table 1 above and subject to the terms of this Clause 5.3. IBM agrees to provide NTL with the following information relating to Third Party Costs:

         -        Name of Third Party

         -        Contract Reference Number

         -        Notice Period and payments to be made during such period

         -        Termination Charge

         -        Payment to be made

         5.3.3    CERTIFICATION OF COSTS BY IBM

         5.3.3.1  IBM Employee Costs

         IBM will provide certification to NTL, in the form of a signed letter from a relevant authorised officer of IBM United Kingdom Limited, in the form set out in Annex C, to verify that the costs set out in the Restructuring Cost Statement have been incurred by IBM in accordance with this Clause 5.3. For the avoidance of doubt, `incurred by IBM', in relation to IBM Employee costs, shall include, but not be limited to, circumstances in which IBM has entered into agreements with the affected employees in relation to redundancy and IBM has become obligated to pay such employees for redundancy costs and/or contractual notice periods and termination payments.

         5.3.3.2  Third Party Costs

         IBM will provide certification to NTL, in the form of a signed letter from a relevant authorised officer of IBM United Kingdom Limited, in the form set out in Annex C, to verify that the Third Party Costs set out in the Restructuring Cost Statement have been incurred by IBM in accordance with this Clause 5.3. For the avoidance of doubt, `incurred by IBM', in relation to Third Party Costs shall include circumstances in which that IBM is or has become obliged to pay contractual notice periods and termination payments to third parties.

5.4      SUBMISSION OF RESTRUCTURING COST STATEMENTS AND PAYMENT BY NTL

         5.4.1 For Restructuring Costs relating to IBM employees, IBM will submit Restructuring Cost Statements to NTL when IBM has indicated to the employee an intention to terminate their employment with IBM by reason of redundancy. IBM will indicate, within the Restructuring Cost Statement, the date upon which the employee is due to receive his/her final payment from IBM (including redundancy payment). Following submission of the Restructuring Cost Statement, IBM will issue its invoice to NTL in respect of the Charges contained within the Restructuring Cost Statement. The due date for payment of such invoice will be no earlier than 7 days prior to the date upon which IBM intends to pay such employees their final/redundancy payments.

         5.4.2 For Restructuring Costs relating to third parties, IBM will submit Restructuring Cost Statements when IBM's obligation to pay such third parties fall due or in the case of Third Party Costs which have already been paid by IBM prior to the Effective Date, on or as soon possible following the Effective Date. The due date for payment of such invoice will be no earlier than 7 days prior to the date upon which IBM is obliged to pay such Restructuring Costs to the Third Party.

         5.4.3 Subject to Clause 5.4.5, IBM's calculation and certification of the costs in the Restructuring Costs Statement shall be binding on the parties save in the case of fraud or manifest error. In the event that any Restructuring Cost Statement contains a fraud or manifest error, NTL may raise the same in writing with IBM within 3 business days following receipt of the Restructuring Cost Statement and the parties shall act in good faith to rectify any such error as soon as practicable. In the absence of any such fraud or manifest error (and except to the extent thereof), NTL may not withhold payment of any amount set out in a Restructuring Cost Statement and invoiced in accordance with this Clause 5.3.

         5.4.4 All Restructuring Costs will be payable in accordance with this Clause 5, (and in particular Table 1 above).

         5.4.5 For the avoidance of doubt the provisions of Schedule 23 to the Framework Agreement (Audit Rights) shall apply to this CAF 1030 but may not be exercised by NTL until all Restructuring Costs have been paid by NTL and in no event prior to 30 November 2002.

6        SETTLEMENT

6.1      LIABILITIES PRIOR TO MVS START DATE

         6.1.1 NTL and IBM agree to make the financial settlement comprising the payments referred to in Clause 6.3 below in full and final settlement of any and all claims, counterclaims, causes or rights of action on the part of (a) any member of the NTL Group against any member of the IBM Group or (b) any member of the IBM Group against any member of the NTL Group arising in respect of or relating to the period prior to the Effective Date under or in connection with the Framework Agreement to the extent that the same relate to the following:

                  (i) the amounts payable by IBM to NTL and NTL to IBM under the Framework Agreement for the period prior to the Effective Date except that the items specified in
                           Part 1B of Annex A shall be specifically excluded from the scope of this paragraph (i) to the extent specified therein; and

                  (ii) the original due date for the delivery of certain services or activities, as more particularly defined in the attached Annex B, where the parties have agreed an extended date for such delivery, as referred to in the attached Annex B as the "Target Date", being the number of days from the MVS Start Date ; and

                  (iii) the subject matter of the following letters from NTL to IBM:

                  - Letter dated 22nd February 2002 from Steve Nicholson of ntl to Phil Galbraith of IBM detailing ntl's claims under the Framework Agreement;

                  - Letter dated 18th February 2002 from Steve Nicholson of ntl to Phil Galbraith of IBM detailing ntl's concerns under the Framework Agreement;

                  - Letter of 18th February 2002 from Robert Mackenzie of ntl to Phil Galbraith of IBM detailing ntl's claims in relation to Clause 25.6 of the Framework Agreement;

                  - Letter dated 1st March 2002 from Steve Nicholson of ntl to Phil Galbraith of IBM detailing ntl's claims in relation to Schedule 4 of the Framework Agreement;

                  - Letter dated 3 April 2002 from Steve Nicholson to Phil Galbraith relating to certain Contract Change Authorisation Forms; and

                  (iv) the subject matter of the following letters from IBM to NTL:

                  - Letter dated 6 March 2002 from Phil Galbraith of IBM to Chris Amirtharajah of ntl detailing IBM's claims under the Framework Agreement;

                  - Letter dated 2 April 2002 from Phil Galbraith of IBM to Chris Amirtharajah of ntl detailing IBM's claims under the Framework Agreement;

                  - Letter dated 2 April 2002 from Phil Galbraith to Chris Amirtharajah relating to certain Contract Change Authorisation Forms,

                  (all of the above together hereinafter referred to as the "Claims").

         6.1.2 For the avoidance of doubt, NTL, on behalf of itself and the NTL Group, and IBM, on behalf of itself and the IBM Group, agree and acknowledge, without prejudice to the generality of the foregoing, that, with effect from and following the Effective Date, neither NTL Group nor IBM Group will be entitled to rely upon any or all of the Claims referred to in Clause 6.1.1 arising during the period prior to the Effective Date as the basis of: (i) any claims of breach (including, but not limited to, persistent breach or material breach) under the Framework Agreement, (ii) disputing or withholding (or any other set-off against) any amounts invoiced by any member of the IBM Group for Services performed after the Effective Date under the Framework Agreement or any amounts invoiced by any member of the NTL Group in connection with events taking place after the Effective Date under the Framework Agreement or
                  (iii) terminating all or any part of the Framework Agreement.

         6.1.3 For the avoidance of doubt, nothing in this CAF 1030 shall (i) excuse NTL or IBM from performance of any of its respective obligations under the Framework Agreement, as amended by this CAF 1030, in respect of or relating to the period commencing on the Effective Date, nor (ii) prevent NTL or the NTL Group, or IBM or the IBM Group, from making or pursuing any claim, counterclaim, cause or action arising in respect of or relating to the period commencing on the Effective Date under or in connection with the Framework Agreement or this CAF 1030 including, without limitation, any failure by IBM to perform the services or activities specified in, and in accordance with, Annex B.

6.2 NTL, on behalf of itself and the NTL Group, and IBM, on behalf of itself and IBM Group, each undertake and warrant that they will not at any time commence, advance, maintain or pursue any Claims. For the avoidance of doubt, NTL undertakes and warrants that it will not at any time consent to any member of the NTL Group, and IBM undertakes and warrants that it will not at any time consent to any member of the IBM Group, commencing, advancing, maintaining or pursuing any Claims.

6.3      FINANCIAL SETTLEMENT

         NTL, on behalf of itself and the NTL Group, and IBM, on behalf of itself and the IBM Group, hereby acknowledge and agree that the financial settlement comprising the sums and payments set out in Annex A represents good and valuable consideration for the purposes of this CAF 1030 and is made in full and final settlement of the Claims as set out in this Clause 6.

7        MVS INITIAL BENCHMARK

7.1 The Parties have agreed that the Charges and the related Service Levels contemplated under this CAF 1030, as set out in the Framework Agreement in Schedule 1, will be benchmarked by an independent third party following the Effective Date in accordance with Schedule 10 of the Framework Agreement. This "Initial Benchmark" will be conducted by the Benchmarker commencing on or around 5 July 2002 or upon signature of a contract between IBM UK Limited, NTL and the Benchmarker in relation to the Initial Benchmark, whichever is the later. IBM and NTL shall use all reasonable endeavours to negotiate and sign such contract with the Benchmarker as soon as possible.

7.2 IBM and NTL agree to pay the Benchmarker's fees and charges on the following basis in relation to the Initial Benchmark:

         IBM to pay 70% of the actual fees and charges of the Benchmarker NTL to pay 30% of the actual fees and charges of the Benchmarker

         For the avoidance of doubt, subsequent benchmarks will be funded equally between IBM and NTL in accordance with Schedule 10 of the Framework Agreement.

         At the conclusion of the Initial Benchmark the parties shall follow the process set forth in Section 5 of Schedule 10 of the Framework Agreement, provided, however, any reduction in Charges as a result of the Initial Benchmark shall be effective as of 1 May 2002 except that any reduction in Application Development rates as a result of the Initial Benchmark shall be effective as of 1 September 2002.

7.4 The Parties have agreed that Gartner Group shall be Benchmarker for the Initial Benchmarking pursuant to this Clause 7 provided that IBM pays the following sums to NTL: (a) 50% of the fees due to Compass in respect of the benchmarking activities carried out to date pursuant to the Framework Agreement; and (b) a sum of up to L65,000 towards NTL's 50% share of such fees. All such sums shall be payable within 7 days from receipt of an invoice from NTL and subject to NTL providing to IBM appropriate documentation to support such invoice.

8        AS/400S WORDING

8.1 This clause 8 of CAF 1030 refers to the AS400 equipment that was to be purchased by NTL in accordance with the AS400 Agreement (the `AS/400 Equipment').

8.2 Further to the AS/400 Agreement, NTL is due to make a second and final payment of L4,744,500.00 (excluding VAT) to FSL on 31 July 2002 and upon making such payment obtain legal and beneficial title to the equipment. As a result of and upon the Effective Date: (i) full legal and beneficial title to the AS/400 Equipment will remain vested in IBM and will not transfer to NTL on 31 July 2001, and (ii) NTL will irrevocably and unconditionally release and relinquish any and all rights, interests and title in the AS/400 Equipment (whether present or future, proprietary, contractual or otherwise) and at the same time, FSL and IBM hereby release NTL from all its payment obligations under the AS400 Agreement including, without limitation, from the obligation to make the second and final payment of L4,744,500.00 (excluding VAT) on 31 July, 2002 pursuant to the AS400 Agreement. IBM shall be free to use or dispose of the AS/400 Equipment in any way IBM may, in its absolute discretion, determine (including, without limitation, its inclusion in any proposals IBM may make to NTL at any time in the future). In consideration of the releases referred to above and title to the AS/400 Equipment remaining with IBM:

         (i) on 31 May 2002, IBM will pay to NTL the sum of L4,744,500.00 (excluding VAT), provided, however, that IBM may offset this sum against amounts then due and payable by NTL to IBM; and

         (ii) on 31 July 2002, IBM will discharge the payment of L4,744,500.00 (excluding VAT) to FSL. This is equivalent to the second and final payment of L4,744,500.00 (excluding VAT) that would, but for this CAF 1030, have been due to be paid by NTL to FSL on this date and terminates the AS400 Agreement.

8.3 Upon and following the Effective Date, and upon reasonable notice in writing to NTL and during normal business hours, NTL shall at the site[s] at which the AS/400 Equipment is located make the AS/400 Equipment freely available to IBM to enable its removal by IBM at any time. IBM will remove the AS/400 Equipment on or before 31 May 2002. The costs of the removal of the AS/400 Equipment will be borne by IBM. Without prejudice to Clause 8.2,with effect from the date that the AS400 Equipment is so removed by IBM or on 31 May 2002, whichever is earlier, FSL and IBM hereby release NTL from all its obligations under the AS400 Agreement. For the avoidance of doubt, the release contained in this Clause 8.3 shall not affect any accrued rights or liabilities of ntl, IBM or FSL, as the case may be, under the AS400 Agreement.

9        FURTHER AMENDMENT OF THE FRAMEWORK AGREEMENT

9.1 The parties agree and acknowledge that the provisions of this CAF 1030 shall amend and supplement the terms of the Framework Agreement with effect from the Effective Date of this CAF 1030. In particular, without limitation, NTL and IBM hereby agree and acknowledge that, notwithstanding any other provision of the Framework Agreement, the provisions of Clauses 5, 7 and 8 above shall be deemed to be incorporated into the Framework Agreement with effect from the Effective Date.

9.2 NTL and IBM hereby agree that, notwithstanding any other provision of the Framework Agreement, if a party fails to comply with any of its obligations under Clauses 3 (excluding Clause 3.2), 5, 7 and 8 above, the same shall constitute a material breach of the Framework Agreement by such party and the provisions of Clause 26.1.1 or Clause 26.2.1 of the Framework Agreement, as the case may be, shall apply. The provisions of the Framework Agreement (including, without limitation, Clauses 26 and 31.2) shall be deemed to have been amended accordingly.

10       MISCELLANEOUS PROVISIONS

10.1 Notwithstanding any other provision of this CAF 1030, in the event of any conflict between or ambiguity within the provisions of this CAF 1030 and the Framework Agreement, the provisions of this CAF 1030 shall prevail.

10.2 If any provision of this CAF 1030 or any part thereof shall be found by any court or administrative body to be illegal, invalid or unenforceable, the illegality, invalidity or unenforceability of such provision or part provision shall not affect the other provisions of this CAF 1030 or the remainder of the provisions in question which shall remain in full force and effect.

10.3 Both NTL, on behalf of itself and the NTL Group, and IBM, on behalf of itself and IBM Group, agree to keep the existence and terms of this CAF 1030 confidential. No party can disclose the existence or any of the terms of this CAF 1030 to any third party without the express written agreement of the other party to this CAF 1030, save where required to do so by law or regulatory requirement.

10.4 This CAF 1030 shall be governed by and interpreted in accordance with English law. The parties irrevocably submit to the non-exclusive jurisdiction of the English courts to settle any disputes which may arise in connection with this CAF 1030.

THE PARTIES HAVE SHOWN THEIR ACCEPTANCE OF THE TERMS OF THIS CAF 1030 BY SIGNING AT THE END OF THIS CAF 1030



SIGNED for and on behalf of                                   )
NTL GROUP LIMITED                                             )


/s/ Stuart Ross
--------------------------------



SIGNED for and on behalf of                                   )
IBM UNITED KINGDOM LIMITED                                    )


/s/ Peter Holland
--------------------------------



SIGNED for and on behalf of                                   )
IBM UNITED KINGDOM FINANCIAL                                  )
SERVICES LIMITED                                              )

/s/ S.D. Wilson
--------------------------------

                                   SCHEDULE 1

                           Amended Framework Agreement

                                   SCHEDULE 2

                  Blacklined version of the Framework Agreement

                                     ANNEX A

                                     ANNEX B

                                     ANNEX C

                              CERTIFICATION LETTER


Dear Sir

I hereby certify, on behalf of IBM United Kingdom Limited, the Restructuring Costs as specified in the attached Restructuring Cost Statements dated [ ] , have been incurred by IBM in accordance with the terms of Change Authorisation Form 1030.